Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	April 1, 2004 through April 30, 2004
Payment Date	May 25, 2004

Aggregate Amount Collected for the Collection Period

Interest	$1,383,342.72
Principal Collections	$22,973,057.54
Substitution Amounts	$—
Funds from Yield Maintenance Agreement	$—
Additional Draws	$12,174,111.27

Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)

Applied in the following order of priority:					Factor per 1000
(i) Enhancer Premium				$50,301.31
(ii) A-1 Noteholder’s Interest				$504,947.81	1.0098956247
(iii) Principal Collections to Funding Account				$—
(iv) Excess Spread (during Revolving)				$—
(v) Excess Spread (during AP)				$828,093.59
(vi) Additional Balance Increase from Excess Spread (during MAP)				$—
(vii) A-1 Noteholder’s Principal Distribution				$11,628,134.99	11.6281350
(viii) Enhancer for Prior Draws				$—		Aggregate to Date
(ix) Liquidation Loss Amount				$—		$—
(x) Enhancer				$—
(xi) Interest Shortfalls				$—		$—
(xii) Indenture Trustee				$—
(xiii) Certificates				$—
Balances					Factor
Beginning A-1 Note Balance				$464,319,827.43	0.9286396549
Ending A-1 Note Balance				$452,691,692.44	0.9053833849
	Change			$11,628,134.99	0.0232562700
Beginning Excluded Amount				$—
Ending Excluded Amount				$—
	Change			$—
Beginning Pool Balance				$465,304,783.36	0.9305965095
Ending Pool Balance				$454,504,741.96	0.9089967298
	Change			$10,800,041.40	0.0215997797
Beginning Principal Balance				$465,304,783.36	0.9305965095
Ending Principal Balance				$454,504,741.96	0.9089967298
	Change			$10,800,041.40	0.0215997797
Beginning Certificate Balance				$—
Additional Balance Increase (Draws minus Payments)				$—
Ending Certificate Balance				$—
Beginning Subsequent Transfers				$—
Current Period Transfers				$—
Aggregate Subsequent Transfers				$—
Beginning Funding Account Balance				$—	—
Deposit To (Withdrawal From) Account				$—	—
Ending Funding Account Balance				$—	—
Current Period Liquidation Loss Amount				$1,095.13	0.0000021903
Aggregate Liquidation Loss Amount				$1,095.13	0.0000021903
Current Net Excess Spread Percentage				0.1783%
2 Month Average Net Excess Spread Percentage				0.1870%
3 Month Average Net Excess Spread Percentage				0.1834%
Delinquencies
	#		$
Two statement cycle dates:		—		$—
Three statement cycle dates:		1		$28,407.04
Four statement cycle dates:		—		$—
Five statement cycle dates:		—		$—
Six statement cycle dates:		1		$14,370.85
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		8		$1,095.13

Wachovia Bank, National Bank
as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.39%	$708,027.84
Overcollateralization Target	$5,000,000.00	$744,574.88
Beginning Overcollateralization	$984,955.93	$818,686.31
Overcollateralization Amount	$1,813,049.52
Funding Account Ending Balance	$—
		Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	45.535%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	24.561%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	27.248%	LIBOR	1.1000%
WAM	212.18	Net Note Rate	1.3500%
AGE	24.31

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(1,577,219.71)	Total Collected	$(22,973,057.54)
Yield Maintenance Amount	$—	A-1 Principal	$11,628,134.99
Servicing Fee	$193,876.99	Add’l Balance Increase	$—
Enhancer Premium	$50,301.31	Net Draws	$12,173,016.14
Additional Balance Interest	$—	Funding Account	$—
A-1 Interest	$504,947.81	Excess as principal	$(828,093.59)
Excess Interest	$828,093.59	Net	$(0.00)
Net	$—